EXHIBIT 99.1

Dave & Buster’s Entertainment, Inc. Announces the Appointment of Atish Shah

to its Board of Directors

DALLAS, April 21, 2021 (GLOBE NEWSWIRE) – Dave & Buster’s Entertainment, Inc. (NASDAQ:PLAY) (the “Company”), an owner and operator of entertainment and dining venues, today announced the appointment of Atish Shah to the Company’s Board of Directors, effective April 16, 2021.

Since April 2016, Mr. Shah has served as Executive Vice President, Chief Financial Officer and Treasurer of Xenia Hotels & Resorts (NYSE:XHR), a lodging REIT that owns a select, curated portfolio of luxury and upper-upscale hotel properties.

“We are pleased to welcome Atish as a new independent director,” said Kevin Sheehan, newly elected Board Chair. “He brings deep financial and upscale hospitality industry experience to the Board that will be extremely relevant as we work to create lasting value for our stakeholders.”

Brian Jenkins, Chief Executive Officer, said, “Dave & Buster’s is emerging from the challenges of the past year as a stronger, more competitive company. Atish’s hospitality expertise and business acumen will be invaluable as we work to fortify our leading position in the dining and entertainment industry.”

Mr. Shah commented, “I am delighted to join Dave & Buster’s Board of Directors and am a big believer in the Company’s unique brand positioning and its four culture pillars. I look forward to applying my prior experience and working closely with my fellow Directors and the management team to guide Dave & Buster’s on its path to higher levels of success for all stakeholders.”

About Atish Shah

Atish Shah joined Xenia Hotels & Resorts as Executive Vice President, Chief Financial Officer and Treasurer in April 2016. Prior to Xenia, Mr. Shah was with Hyatt Hotels Corporation, most recently serving as Senior Vice President, Strategy, Financial Planning and Analysis, and Investor Relations. He joined Hyatt in 2009 and was Interim Chief Financial Officer from April 2015 to March 2016. Previously, he served as Senior Vice President – Portfolio Management at Lowe Enterprises, a private real estate company with nearly $6 billion in assets under management. From 1998 to 2007, Mr. Shah worked for Hilton Hotels Corporation in a variety of finance roles. He began his career in the hospitality consulting practice of Coopers & Lybrand, LLP. Mr. Shah earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Management in Hospitality from Cornell University, and a B.S. with honors from Cornell University.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 141 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to satisfy covenant requirements under our revolving credit facility; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com